Exhibit 8.1

LIST OF SUBSIDIARIES

		Percentage of equity interest
Name of company	Place of incorporation	Held by the Company	Held by subsidiaries	Principal activities

Dongguan Xinda Giftware Company Limited	Mainland China	100%	-	Manufacturing of die-cast and injection-molded plastic products

Luen Tat Mould Manufacturing Limited	The British Virgin Islands	100%	-	Provision of technical support service on mold production

Luen Tat Model Design Company Limited	The British Virgin Islands	-	100%	Design and production of molds and tooling models

Onchart Industrial Limited	The British Virgin Islands	100%	-	Provision of technical support service on mold production

Wealthy Holdings Limited	The British Virgin Islands	100%	-	Inactive

Zindart Manufacturing Limited	The British Virgin Islands	100%	-	Manufacturing of die-cast and injection-molded plastic products

Dongguan Ging Da Household Giftware Company Limited	Mainland China	-	100%	Inactive

Corgi Classics Holdings Limited	United Kingdom	100%	-	Investment holding

Corgi Classics Limited	United Kingdom	-	100%	Design, marketing and distribution of die-cast collectibles

Corgi USA, Inc.	United States of America	-	100%	Design, marketing and distribution of die-cast collectibles

Icon Collectibles Limited	United Kingdom	-	100%	Inactive

Lledo Collectibles Limited	United Kingdom	-	100%	Inactive

Bassett Lowke Limited	United Kingdom	-	100%	Inactive

Corgi Sales Limited	United Kingdom	-	100%	Inactive

Corgi Toys Limited	United Kingdom	-	100%	Inactive

Blow-ko Limited	United Kingdom	-	100%	Inactive

Bassett Lowke (Railways) Limited	United Kingdom	-	100%	Inactive

Corgi Collectors Limited	United Kingdom	-	100%	Inactive